Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

ESS Tech, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the ESS Tech, Inc. 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	4,614,640 (2)	$1.79 (3)	$8,260,205.60	$110.20 per $1,000,000	$910.27
Total Offering Amounts					$8,260,205.60		$910.27
Total Fee Offsets							-
Net Fee Due							$910.27

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of the Registrant’s common stock that become issuable under the 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)Represents an automatic annual increase on January 1, 2023 of 4,614,640 shares of the Registrant’s common stock, which annual increase was determined by the board of directors as provided for in the 2021 Plan.
(3)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $1.79 per share, which is the average of the high and low prices of common stock, as reported on the New York Stock Exchange, on February 27, 2023.